Exhibit 99.1

New AMAZ Investment Summary Report

by Diamond Equity Research

PLANO, Texas / February 25, 2020 – Diamond Equity Research, an equity research firm with a focus on small capitalization public companies has released an investment summary report on Amazing Energy Oil and Gas Inc. (OTCQB:AMAZ). The in-depth 20-page report includes detailed information on the company’s business model, services, industry, valuation, management, and a risk factor section.

●	The full research report is available here. Highlights from the report include:

●	Amazing Energy Oil and Gas Co. (AMAZ) holds attractive core oil and gas assets in the Permian Basin and Gulf Coast Region, with the company holding roughly 75,000 acres in Pecos County, Texas, Lea County, New Mexico and Walthall County, Mississippi, with Pecos county representing the most significant revenue driver for the company. The company focuses primarily on drilling shallow (2,000-4,000 feet) oil and gas wells, with the acreage secured on attractive financial terms (roughly $200 per acre) with stacked pay zones with significant vertical and horizontal potential near large formations. We believe Amazing Energy Oil and Gas Co. is suited for higher risk tolerant investors looking for exposure to a Permian Basin asset play with unique geological approach and differentiated financial model.

●	The company has adopted a relatively conservative approach to exploration and well management, which allows it to operate in a lower oil and gas price environment relative to many of its overleveraged peers and it is able to grow with lower capital expenditure requirements, mitigating additional dilution. The company is also seeking out joint ventures where possible and using well ownerships to pursue unique financing structures, helping to maintain its balance sheet position.

●	Company benefits from wholly owned subsidiary Jilpetco, which owns multiple rigs, trailers, trucks and equipment needed for all operational needs, allowing reduced costs and providing the capability to drill new wells efficiently.

●	The company benefits from a strong management team, including recently announced CFO, with extensive experience in the oil and gas industry. AMAZ’s management team and board bring years of operational and financial experience in the oil and gas industry (Exxon, Torchlight) and with public companies, specifically building companies from the start-up stages.

●	We value AMAZ based on NAV (WACC 6.4% and long-term oil price assumption of $55/bbl) - producing asset at NPV of $3.1 million, while majority of the values are derived from the potential asset at NPV of $34.9 million, with the assumptions accessible in report and can be modified given investors expectations. As such we view AMAZ as appropriate for institutional and very high-risk tolerant retail investors seeking exposure to a unique oil and gas exploration company.

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company headquartered in Plano, Texas. The Company’s primary leasehold is in the Permian Basin of West Texas. The Company controls over 75,000 acres between their rights in Pecos County, Texas and assets in Lea County, New Mexico, and Walthall County, Mississippi. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy’s operations are currently focused in the Permian Basin and Gulf Coast regions. More information may be found on Amazing Energy’s website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information including statements that include the words “believes,” “expects,” “anticipate,” or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company’s filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC’s website at http://www.sec.gov.